I, Christopher G. Tietz, hereby authorize and designate Kathryn E. Burns, Vice President, Director of Finance of Monroe Bank, to sign Securities and Exchange Commission Form 3, Form 4, and Form 5 on my behalf. This authorization shall be in effect until December 31, 2010.

Signed:

/s/ Christopher G. Tietz                        Date: 12/7/2005
Christopher G. Tietz
Senior Vice President, Chief Credit Officer
Monroe Bank